EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-43133, 33-46194, 333-22041, 333-43983, 333-57512, 333-71468, 333-136265, 333-135123, 333-135465) and Form S-8 (Nos. 2-97450, 333-37353, 33-8003, 333-03609, 333-41464, 333-98197, 333-115837, 333-32853, 33-32851, 333-111355, 333-128342, 333-135467, 333-133275, 333-133266, 333-133265) and Form S-4 (No.333-121003) of Caterpillar Inc. of our report dated February 22, 2007 relating to the financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Peoria, Illinois
February 22, 2007